Exhibit 10.1

Certain confidential information contained in this document, marked by [XXX], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

Module Supply and Purchase Agreement

between

TOYO SOLAR TEXAS LLC

and

NEW LEAF ENERGY BUYER, INC.

Exhibits:

A. Initial Purchase Order
B. Form of Conditional and Unconditional Lien Waivers
C. Form of Parent Company Guarantee
D-1. Warranty
D-2. Serial Defect Warranty
E. Omitted
F. Module Inspection Guidelines
G. Insurance Requirements
H. Supply Chain Standards
I. FEOC Compliance Certification

Module Supply and Purchase Agreement

This Module Supply and Purchase Agreement (the “Agreement”) is made as of July 2, 2025 (the “Effective Date”) by and between NEW LEAF ENERGY BUYER, INC. (“Purchaser”), a Delaware corporation with an address of 55 Technology Drive, Suite 102, Lowell, MA 01851 and TOYO SOLAR TEXAS LLC (“Vendor”), with its principal place of business at 6115 Greens Rd, Humble, TX 77396

RECITALS

A. Vendor and Purchaser are each sometimes referred to herein as a “Party,” and collectively, as the “Parties.”

B. Vendor markets, distributes and sells within the United States photovoltaic modules and components manufactured by Vendor (“Products”);

C. Vendor desires to sell to Purchaser, and Purchaser desires to acquire from Vendor, Vendor’s right, title and interest in and to the Products (including warranties in respect of the Products); and

D. Vendor and Purchaser desire to enter into an agreement which defines their respective rights and obligations with respect to the supply and purchase of the Products.

NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vendor and Purchaser agree as follows:

1. Term. This Agreement is effective as of the Effective Date set forth above and will continue through 12/31/2025 (the “Term”) unless earlier terminated as provided in Section 11. If this Agreement is terminated prior to the delivery of Products purchased on any purchase orders accepted by Vendor in accordance with Section 2, the terms of this Agreement will remain in effect until the Products reflected in those purchase orders have been delivered to the destinations in accordance with such purchase orders and payment in full has been received by Vendor.

2. Purchase Orders.

2.1. Purchaser may purchase Products in accordance with the terms of this Agreement by submitting purchase order(s) (“Purchase Order(s)” or “PO(s)”). [XXX] Vendor shall provide Purchaser with written notice of acceptance of Purchaser’s Purchase Orders via email transmission no later than five (5) business days after Vendor’s receipt of such Purchase Order; otherwise the Purchase Order shall be deemed rejected by Vendor. No Purchase Order shall be deemed to be accepted by Vendor unless and until accepted in writing by countersignature, provided that the Prepaid Purchase Order is deemed accepted by both Parties. The Parties hereby acknowledge that the Prepaid Purchase Order attached hereto as Exhibit A has been accepted by Vendor. Upon Vendor’s countersigning of the Purchase Order, the Purchase Order shall, together with these terms and conditions, form a binding sales contract between Vendor and Purchaser to which this Agreement shall apply. No change, modification or revision to a Purchase Order will be valid unless in writing and signed by an authorized representative of Purchaser and Vendor. If any term of this Agreement conflicts with any term of an accepted Purchase Order, or any confirmation, invoice or other documentation issued by Vendor with respect to a Purchase Order, the accepted Purchase Order shall supersede the Agreement, confirmation, invoice or other documentation. When a Purchase Order is issued by Purchaser and accepted by Vendor, such Purchase Order shall be a separate and independent contract from any other Purchase Order. Termination, cancellation, or modification of one Purchase Order shall not terminate, cancel or modify any other Purchase Order.

2.2. Changes to Purchase Orders following acceptance, including changing delivery dates, quantity, and module specification, may only be made by written agreement between Vendor and Purchaser. [XXX] Vendor agrees to store the Products at Vendor’s warehouse until Purchaser notifies Vendor to deliver the Products to the site indicated in the Purchase Order provided that Purchaser can pay the related storage cost each month and the remaining prior to delivery. If the delivery extension exceeds sixty (60) days, then Purchaser shall pay to Vendor storage cost per month or partial month thereafter for all Products stored at Vendor’s warehouse per Vendor’s invoice. [XXX] The Parties shall enter into such a change order without any further adjustment in the terms of this Agreement or applicable Purchase Order (other than to increase or decrease, as applicable, the Purchase Order Value (as defined in Section 3) to include the change in quantity of Products at the Purchase Price(as defined in Section 3)), provided such change request is made by Purchaser and approved by Vendor in writing at least one hundred twenty (120) days in advance of the first Delivery Date for such Products.

2.3. At Purchaser’s discretion and pursuant to Section 7.9, Purchaser may choose to have the Products transferred to it within Purchaser’s appropriate warehouse within the state of the Ultimate Delivery Location listed on the Purchase Order instead of having the Products shipped to the Ultimate Delivery Location, provided that written notice is provided at least ten (10) business days prior to the scheduled shipment date and any additional delivery costs for such change shall be paid by Purchaser before delivery.

2.4. Notwithstanding Section 24 or any provision to the contrary herein, Purchaser may, from time to time, assign and novate Purchaser’s rights and obligations under a Purchase Order, in whole or in part, to Purchaser’s Affiliates (as defined in Section 33(c)). Upon Purchaser notifying Vendor of its assignment to an Affiliate, Vendor and Customer shall enter into a mutually agreeable assignment agreement.

2.5. [XXX]

3. Product, Quantity and Price. The description and data sheet for the applicable Products shall be provided to Purchaser by Vendor and attached to each Purchase Order. The quantities of the Products to be purchased by Purchaser shall be set forth in the applicable Purchase Order(s) (the “Purchase Quantity”). The price for the Products shall be set forth in the applicable Purchase Order(s) (the “Purchase Price”) The total value of the Purchase Order is the product of the Purchase Quantity and the Purchase Price (“Purchase Order Value”). Vendor shall be responsible for all customary freight charges for regular delivery to the location specified in the Purchase Order and for any customs, import duties, value-added tax and any other charges or withholdings of a similar nature levied as a consequence of the importation of the Products into the United States. The Purchase Price is exclusive of all applicable federal, state, provincial, and local taxes (excluding the taxes referenced in the preceding sentence) including sales, value added, or similar turnover taxes or charges, which shall be the sole liability of Purchaser. Vendor shall provide relevant United States Internal Revenue Service (“IRS”) Form W-8 series or Form W-9 in advance of payment. Vendor shall notify Purchaser within fifteen (15) days of any change in status regarding the information contained in such IRS Form W-8 or Form W-9, and shall provide an updated form. Purchaser may provide Vendor with an exemption certificate or equivalent information acceptable to the relevant governmental authority, in which case, Vendor will not charge and or collect the taxes covered by such certificate. The Parties understand that it is Purchaser’s responsibility to pay sales and use taxes, if any, and Purchaser intends that the sale and purchase of the Products pursuant to this Agreement and any Purchase Order be exempt from applicable sales and use taxes. Vendor shall cooperate with the reasonable requests of Purchaser for assistance to obtain exemption from, or to minimize, any such taxes for which Purchaser is liable under a Purchase Order. Purchaser shall reimburse Vendor for any interest, penalties, fines and additions that Vendor is required to pay due to Purchaser’s failure to timely remit such taxes. If Vendor is required by law to pay or collect from Purchaser any taxes and charges, Vendor may separately invoice Purchaser for such taxes and charges. In case such taxes and charges are paid by Purchaser, Purchaser shall provide Vendor with tax-paid certification or similar proof within ten (10) days after tax payment. Vendor shall not be responsible for any shipping and delivery costs due to expedited shipping, or a different method of shipping requested by Purchaser and/or shipment to any destination other than the Initial Delivery Location or Ultimate Delivery Location and/or storage costs, and all such costs shall be borne by Purchaser. If applicable, Purchaser shall provide Vendor with any applicable reseller’s certificate or similar document.

4. Invoicing, Payment and Deposits.

4.1. [XXX]; provided, however, that Vendor may not invoice Purchaser until Vendor has issued a written acknowledgment of acceptance of Purchaser’s Purchase Order. The Parties acknowledge that as of the Effective Date, Vendor has acknowledged acceptance of the Prepaid Purchase Order attached hereto as Exhibit A.

4.2. [XXX] As a condition to Purchaser’s payment of any invoice for any Purchase Order and simultaneously with the delivery of any such invoice, Vendor shall submit to Purchaser a completed, executed and acknowledged conditional lien waiver and release on payment in the form set forth in Exhibit B-1. Within five (5) business days of the receipt of a full payment by Purchaser with respect to an invoice, Vendor shall submit to Purchaser a completed, executed and acknowledged unconditional lien waiver and release on payment in the form set forth in Exhibit B-2.

4.3. If Purchaser fails to make an undisputed payment as and when due under Section 4.1 or 4.2 of this Agreement and a Purchase Order then (a) Vendor shall have no obligation to deliver Products for that Purchase Order until such undisputed payment is received, and (b) Purchaser shall pay Vendor for any reasonably documented additional storage or transportation costs incurred by Vendor to delay deliveries due to Purchaser’s late payment, and (c) Vendor may require Purchaser to prepay for shipments of Products. For avoidance of doubt, the foregoing shall not limit Vendor’s rights under this Agreement. Delivery Delay Liquidated Damages shall not be applied to any withheld deliveries under this section.

4.4. Vendor shall not permit or suffer to exist any third-party lien or other encumbrance of any third party person or entity thereof upon any Products, Purchaser’s project, Purchaser’s site or other property. If any such lien or encumbrance is imposed, Vendor shall pay or discharge and discharge of record any such lien or other charges within sixty (60) days which, if unpaid, might be or become a lien. Upon the failure of Vendor to timely discharge or cause to be released any lien as required, Purchaser may, but shall not be obligated to, pay, discharge or obtain a surety bond for such lien and, upon such payment, discharge or posting of surety bond, shall be entitled to reimbursement from Vendor of the amount thereof together with all out-of-pocket expenses reasonably incurred by Purchaser in connection with such payment, discharge or posting upon the submission of an invoice thereof to Vendor setting forth all such amounts. Vendor shall pay any such invoice within thirty (30) days from the date of the invoice.

4.5. [XXX]

4.6 The Purchase Price is inclusive of the Product cost and the cost of delivery to the Initial Delivery Location and the Ultimate Delivery Location as provided herein and is thus calculated in accordance with the current import tariff and duty regulations of the US Government.

[XXX]

4.7 Withholding and Offset Rights.

4.7.1 [XXX]

4.7.2 [XXX]:

4.7.3 [XXX].

5. Late Payment. All payments that are not received by Vendor within ten (10) days from the date of invoice may be charged interest until paid in full at the rate of i) eight percent (8%) per annum for the period of time between 10 and 30 days from the date of the invoice and twelve percent (12%) per annum for the period of time after 30 days from the date of the invoice. Purchaser agrees to reimburse Vendor for all additional costs incurred in connection with third party and its efforts to collect past due accounts, including, but not limited to, reasonable attorney’s fees.

6. Product Packaging and Identification. Vendor shall package, mark and handle Products in accordance with good commercial practices in the United States solar industry. For each Purchase Order, Vendor shall provide Purchaser applicable packaging and transport information for the Products. All packaging (inner and outer cartons) shall identify the contents by manufacturing model number, quantity and serial number (if applicable), all labeling shall be bar-coded and pallets shall have unique pallet identification numbers. Purchaser shall receive delivery certificates or bills of lading confirming delivery of all of the Products (including documentation by associated pallet/serial numbers) at the Initial Delivery Location, or Alternate Location on or prior to the Delivery Date.

7. Delivery.

7.1 Vendor shall deliver the Products to the Initial Delivery Location set forth in the Purchase Order by the Delivery Date. [XXX]

7.2  Flash test data shall be provided to Purchaser by Vendor electronically no later than ten (10) days after shipment of the applicable Products, along with corresponding serial numbers and pallet identification numbers.

7.3  Vendor and Purchaser will each use commercially reasonable efforts to coordinate logistics related to shipment and delivery of the Products, provided that deliveries at the Ultimate Delivery Location shall occur between 7:00 a.m. and 3:00 p.m. (local time) Monday to Friday and no more than three (3) trucks shall arrive at the Ultimate Delivery Location per day, unless otherwise agreed by the Parties. The Purchaser shall be responsible for unloading the Products at the Ultimate Delivery Location within one (1) hour of arrival of such Products. The Purchaser shall reimburse the Vendor for any demurrage, standby, waiting, turnaround or similar costs or fees imposed by the transportation service provider as a result of the failure of the Purchaser to unload such Products within such time period.

7.4  Time is of the essence with respect to the delivery of Products to the Initial Delivery Location and the Ultimate Delivery Location. Delivery must be made and Vendor shall make Delivery on or before the Delivery Date specified in the Purchase Order to the Initial Delivery Location, and to the Ultimate Delivery Location on or before the Ultimate Delivery Date specified in the Purchase Order which Delivery Date and Ultimate Delivery Date shall be deemed accepted by Vendor upon execution of Vendor of such Purchase Order and this Agreement. [XXX]

7.5  Title to Products shall transfer to Purchaser free and clear of all liens upon the later of: (i) the delivery of the Products to the Initial Delivery Location, Alternate Location (as defined in Section 7.9), or such other delivery point or storage location as determined by the Parties in writing in accordance with this Agreement; or (ii) Purchaser’s payment to Vendor in full of the amount of the Purchase Price owed for the corresponding delivery of Products. [XXX]

7.6  Vendor shall provide Purchaser with not less than twenty-four (24) hours’ notice in advance of scheduled deliveries of Products. Purchaser shall provide Vendor with access to the Initial Delivery Location and Ultimate Delivery Location in the manner and at the times reasonably necessary for Vendor to deliver the Products and otherwise perform its obligations hereunder.

7.7 If there is a payment bond applicable to suppliers in connection with any project undertaken by Purchaser for which the Products are being purchased by Purchaser, then Purchaser shall notify Vendor of such payment bond, including details sufficient to allow Vendor to obtain the benefit of any such payment bond.

7.8  Risk of loss or damages to the Products shall transfer to Purchaser upon delivery in accordance with Sections 7.1 or 7.9 no matter who bears the transportation costs.

7.9 If Purchaser is unable to accept delivery of any Products in accordance with the applicable Purchase Order for any reason not attributable to Vendor, Purchaser may direct Vendor to deliver such Products to a storage facility designated by Purchaser; provided that the conditions of such storage shall be in accordance with the applicable Product documentation, or in the absence of such direction from Purchaser, Vendor may store the Products at a storage facility of Vendor’s choice including Vendor’s facility (each, an “Alternate Location”). [XXX] Unless explicitly revised in an amendment executed by the Parties, the terms of this Article 7 shall remain in force regardless of a change to the Initial Delivery Location by Alternate Delivery pursuant to this Section 7.9.

7.10 Vendor’s Failure to Reply to Purchase Order: If Vendor fails to reject or accept and acknowledge any Purchase Order issued by Purchaser in accordance with this Agreement within five (5) Business Days after receiving Purchase Order from Purchaser, after a cure period of another five (5) Business Days (notwithstanding Section 11.1.a), in case Vendor still fails to reply to Purchaser, then it shall be deemed to have constituted a material breach of this Agreement and Purchaser shall be entitled to terminate this Agreement in whole or in part.

7.11  [XXX]

7.12 Vendor agrees to utilize the bill of materials as mutually agreed between Vendor and Purchaser for all of the Products it will deliver to Purchaser under this Agreement unless it receives approval from Purchaser to use alternative materials, not to be unreasonably withheld. Vendor also agrees to provide Purchaser or its representatives (that are under a non-disclosure agreement with both Purchaser and Vendor) permission and access to audit the manufacturing of its Products at approved factory.

7.13 [XXX]

7.14 [XXX]

8. Inspection and Acceptance.

8.1  Within five (5) business days of delivery of the Products to the Initial Delivery Location, Purchaser shall inspect the Products delivered and notify the Vendor in writing of any damage, defect, non-conformity or discrepancies between the Products delivered and the shipment’s bill of lading. [XXX]

8.2 After acceptance, [XXX]

8.3 Vendor shall have no obligation to repair, replace or refund the price for Products to Purchaser for any Products that have been subjected to misuse, abuse, or damage from mishandling, accident, or disaster each as solely and directly caused by Purchaser or Purchaser’s affiliates or contractors.

9. All Sales Final. Subject to rejection per Section 8, all sales are final. Vendor is under no obligation under any circumstance to accept returns of Products, other than pursuant to rejection per Section 8 or the Warranty.

10. Warranty. The warranty applicable to the Products is the warranty set forth in Exhibit D-1 and the serial defect warranty set forth in Exhibit D-2 (together, the “Warranty”). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE WARRANTY AS SET FORTH IN EXHIBIT D-1 AND EXHIBIT D-2I CONTAIN THE SOLE PRODUCT WARRANTY OBLIGATIONS OF VENDOR, AND PURCHASER’S SOLE AND EXCLUSIVE REMEDIES UNDER ANY THEORY OF RECOVERY, FOR ANY WARRANTY CLAIM WITH RESPECT TO PRODUCTS. VENDOR DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THERE ARE NO OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE. [XXX]

11. Termination.

11.1 A Purchase Order may be terminated by either Party immediately, by giving written notice to the other Party to that effect, pursuant to the following (each, an “Event of Default”):

11.2 If the other Party fails to cure a material breach in the performance of its obligations under the applicable Purchase Order not otherwise set forth in this Section 11.2 within thirty (30) days after receipt of written notice of the particulars of such material breach from the notifying Party;

(a)	If the other Party or their respective Vendor Parent being guarantor or Purchaser Parent files a petition in bankruptcy, files a petition seeking reorganization, arrangement, composition or similar relief, or makes an assignment for the benefit of creditors, or if any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against such other Party and not stayed, enjoined or discharged within thirty (30) days;

(b)	If the other Party fails to cure a material breach of any of its representations or warranties under the applicable Purchase Order within thirty (30) days after receipt of written notice of the particulars of such material breach from the notifying Party;

(c)	If a Party fails to provide and/or maintain their respective Vendor Parent Guaranty if such Parent Guarantee so required by Purchaser Order and agreed by Seller or Purchaser Parent Guaranty in accordance with this Agreement and fails to cure such breach within five (5) business days after receipt of written notice from Purchaser; or

(d)	As to Purchaser only, Purchaser fails to make any undisputed payment when due in accordance with Section 4 and fails to cure such breach within ten (10) business days after receipt of written notice from Vendor.

11.3  Upon the occurrence of an Event of Default by either Party under the applicable Purchase Order, and subject to all limitations set forth herein, including limitations of liability: (i) the non-defaulting Party may pursue any legal remedy available to it at law, (ii) all rights and remedies of a Party hereunder are cumulative, (iii) the exercise of any remedy does not preclude the exercise of any other remedy, except for any remedies which are express as the sole and exclusive remedy in this Agreement, and (iv) any payment obligation hereunder shall immediately become due and payable within thirty (30) days of any termination. For the avoidance of doubt and notwithstanding the foregoing, in the event that Purchaser terminates a Purchase Order pursuant to Sections 7.4, 7.12 or 11.2, in addition to payment of direct damages owed to Purchaser, Vendor shall also refund Purchaser any amounts paid by Purchaser with respect to affected portion of Products under such Purchase Order within ten (10) days after such termination.

11.4 VENDOR AND PURCHASER ACKNOWLEDGE AND AGREE THAT BECAUSE OF THE UNIQUE NATURE OF THIS AGREEMENT, IT IS DIFFICULT OR IMPOSSIBLE TO DETERMINE WITH PRECISION THE AMOUNT OF DAMAGES THAT WOULD OR MIGHT BE INCURRED BY EITHER PARTY’S FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER. IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT A) EACH PARTY SHALL BE DAMAGED BY FAILURE OF THE OTHER PARTY TO MEET SUCH OBLIGATIONS, (B) IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO DETERMINE THE ACTUAL DAMAGES RESULTING THEREFROM, (C) ANY SUMS THAT WOULD BE PAYABLE UNDER THIS AGREEMENT ARE IN THE NATURE OF LIQUIDATED DAMAGES, AND NOT PENALTIES, AND ARE FAIR AND REASONABLE, AND (D) SUCH PAYMENT REPRESENTS A REASONABLE ESTIMATE OF FAIR COMPENSATION FOR THE LOSSES THAT MAY REASONABLY BE ANTICIPATED FROM SUCH FAILURE.

11.5  Vendor may suspend performance under this Agreement during any period when Purchaser is in material breach of this Agreement.

11.6   Termination of Purchase Order for Convenience. Except with regard to a Prepaid Purchase Order, Purchaser may terminate a Purchase Order for convenience by giving notice to Vendor. In the event of any such termination, Purchaser shall be obligated to pay to Vendor all amounts payable to Vendor hereunder through the effective date of such termination. [XXX]

If Purchaser terminates a Purchaser Order after paying the deposit as agreed for Products that have been shipped from the port of assembly country, the Termination Fee shall be 100% of the Purchase Price of the shipped Products. Notwithstanding any other provision hereunder, a Purchase Order may not be terminated by Purchaser (i) at any time after the date that is ten (10) days prior to the initial scheduled shipment date, (ii) with respect to any Products that are customized for Purchaser or (iii) if the Purchase Order expressly states that it may not be terminated or cancelled. The Parties agree that damages to Vendor resulting from terminating a Purchase Order would be difficult to ascertain and agree that the liquidated damages provided for in this section are a fair and reasonable estimate of such damages and are not a penalty.

12.   Limitations and Exclusion of Liability.

12.1 IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR ANY LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT, OR OTHERWISE WITH RESPECT TO THE PRODUCTS, FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, ANTICIPATED OR LOST PROFITS, LOSS OF TIME, OR OTHER INCIDENTAL CONSEQUENTIAL, INDIRECT OR SPECIAL LOSSES OF ANY KIND INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY IN CONNECTION WITH SUCH PARTY’S PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL IN THEIR ESSENTIAL PURPOSE. NOTHING IN THIS SECTION 12.1 SHALL BE CONSTRUED TO (I) PRECLUDE A PARTY FROM RECOVERING ANY AGREED-UPON LIQUIDATED DAMAGES AMOUNTS; (II) LIMIT LIABILITY ARISING FROM A PARTY’S BREACH OF ITS INDEMNIFICATION OBLIGATIONS HEREUNDER; (III) LIMIT LIABILITY ARISING FROM THE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF A PARTY; OR (IV) LIMIT LIABILITY ARISING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER.

12.2 EACH PARTY’S ENTIRE AND AGGREGATE LIABILITY FOR ALL CLAIMS MADE BY THE OTHER PARTY ARISING FROM THE APPLICABLE PURCHASE ORDER, WHETHER FOR PRODUCT WARRANTY, BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL NOT EXCEED THE PURCHASE ORDER VALUE FOR THE APPLICABLE PURCHASE ORDER THAT GAVE RISE TO THE CLAIM; PROVIDED, HOWEVER, THAT THIS LIMITATION AND EXCLUSION OF LIABILITY DOES NOT APPLY TO A BREACH UNDER SECTION 13 (CONFIDENTIALITY) OR A PARTY’S OBLIGATIONS UNDER SECTION 14 (INDEMNIFICATION) OR LIABILITY ARISING FROM THE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF A PARTY.

13.   Confidentiality.

13.1  At any time during the course of this Agreement, the Parties may disclose to one another, whether verbally, visually or in documentary form (including during visits to each other’s or any affiliates’ facilities), certain technical, scientific, business or financial information, including, without limitation, pricing, data, specifications, formula, diagrams, schematics, manufacturing know-how or processes, samples, designs, research and laboratory results, Product volumes both current and forecasted, intellectual property and derivative works (“Confidential Information”). The terms of this Agreement shall also be considered Confidential Information.

13.2   The receiving Party will not disclose the other Party’s Confidential Information to any third party, and may disclose such Confidential Information only to its own officers, employees, agents, and outside consultants, who have a need to know the Confidential Information and who are bound by corresponding confidentiality obligations. Confidential Information may only be used to perform a Party’s obligations and as allowed under and consistent with this Agreement. The receiving Party shall take all reasonable measures to protect Confidential Information, including at a minimum, those steps that it takes to protect its own Confidential Information. Receiving Party shall be responsible to the Disclosing Party for any disclosure or misuse of Confidential Information, including, but not limited to, any disclosure or misuse by any representatives or agents of receiving Party which results from a failure to comply with this Agreement. However, nothing in this Agreement shall be construed to prevent either Party from conducting business of a similar nature with any third party.

13.3 These obligations of confidentiality shall continue for a period of three (3) years following termination or expiration of this Agreement. Notwithstanding the foregoing, (i) the Parties shall have the right to disclose the terms of this Agreement to potential equity investors, lenders and acquirers who are bound by equivalent confidentiality obligations, (ii) the Parties shall have the right to disclose Confidential Information as may be required in response to a valid order by a court or other governmental body or as otherwise required by law, and (iii) Purchaser shall have the right to disclose Confidential Information and the terms of this Agreement to Purchaser’s customers and prospective customers (“Purchaser Customers”), provided that such Purchaser Customers execute a non-disclosure agreement in a form reasonably acceptable to the Parties and the Purchaser Customer.

13.4 Confidential Information shall not include any information that (i) is or becomes public knowledge through no fault of the receiving Party; (ii) was known to the receiving Party or its employees, agents, affiliates or outside consultants prior to receipt without an obligation of confidentiality; (iii) after disclosure is received from a third party that is under no obligation of confidentiality to the disclosing Party; or (iv) is independently developed by the receiving Party or its employees, agents or outside consultants, without access to that Confidential Information.

13.5  Upon either cancellation, termination or expiration of this Agreement, each Party agrees to immediately deliver to the other Party all documents, data, records, copies of electronic transmissions, notebooks and similar writings relating in any way to any Confidential Information of the other Party, including, without limitation, copies then in such Party’s possession, whether prepared by that Party or others. Neither Party shall retain any such documents, data or other items originated by the other Party, except that each Party may retain in its legal files one copy of such material for purposes of complying with this Agreement. In lieu of the return of Confidential Information, the parties may agree, in writing, to allow for the prompt destruction of the Confidential Information, which destruction shall be certified in writing. Derivative works shall not be required to be returned or destroyed, but the receiving Party shall continue to adhere to the terms of the Agreement with respect to such derivative works.

13.6  Each Party acknowledges that the Confidential Information is proprietary information that constitutes trade secrets of a Party, which if disclosed could damage the other Party’s business. Each Party acknowledges that in the event of any actual or threatened violation by a receiving Party of any of the provisions of this Section, the disclosing Party may suffer irreparable harm and its remedies at law may be inadequate. Accordingly, in the event of any violation or attempted violation of any such provisions by either Party, the disclosing Party shall be entitled to seek a petition for a temporary restraining order, preliminary and permanent injunctions, specific performance, and other equitable relief. The rights and remedies of each Party under this Agreement shall be cumulative and in addition to any other rights or remedies available to such Party, whether under any other agreement, at law, or in equity. The provisions of this Section 13 supersede any confidentiality or non-disclosure agreement entered into by the Parties.

13.7 During the period that this Agreement is in effect and for a period of three (3) months after termination or expiration thereof, each Party agrees not to solicit for employment any employee of the other who performs technical, professional, sales, project management, site supervision, or other management services or any other employee of the other without the prior written approval of the other Party, provided that this shall not apply to a general solicitation.

14.   Indemnification

14.1 Vendor shall defend, indemnify and hold harmless Purchaser, from and against all losses, damages, costs, expenses, and liabilities (collectively, a “Claim”) incurred by Purchaser arising out of or relating to this Agreement or any Purchase Order to the extent such Claim is caused by (i) any negligent act or omission or willful misconduct of Vendor, any contractor (or subcontractor thereof) of Vendor, or any entity acting under Vendor’s direction and control in the performance of its obligations under this Agreement (a “Vendor Party”) causing personal injury or death of a third party or damage to physical property (including employees of any Vendor Party or the Purchaser), (ii) any governmental fines or penalties due to a violation by Vendor or the Products of any law, however limited to only the total fine or penalty), (iii) any failure by Vendor to pay, as and when due, any taxes, customs, import duties or any other charges of a similar nature for which Vendor is responsible pursuant to the terms of this Agreement, (iv) any lien or other encumbrance of any person or entity claiming by, through or under Vendor, its subcontractors, vendors or any affiliate thereof upon such Products, the project, the project site or other property of Purchaser, except to the extent that Purchaser has failed to make any undisputed payments related to such Products, (v) any claim by a third party asserting that any Products furnished under this Agreement infringes any United States patent, copyright or other intellectual property rights of any type; provided that, the foregoing obligation of Vendor is conditioned on the following: (A) Purchaser promptly delivers notice of the Claim to Vendor, (B) Purchaser makes no admission of liability and gives Vendor sole authority, at Vendor’s expense, to direct and control the defense and any settlement and compromise negotiations, and (C) Purchaser provides Vendor with full disclosure and assistance that may be reasonably required to defend any such Claim. Notwithstanding any other provision in this Agreement to the contrary, the indemnification obligations and rights set forth in this Section 14 shall survive the expiration or other termination of this Agreement, and Purchaser’s acceptance of any Products shall not be construed to relieve Vendor of any obligation under this Section 14.

14.2 Vendor shall have no obligation or liability with respect to any Claim to the extent resulting from (i) any Products that have been altered (except for alterations by or at the express written direction or recommendation of Vendor, including work or services performed pursuant to the Warranty), (ii) infringements of combination or process patents covering the use of the Products in combination with other goods or materials not furnished by Vendor, (iii) failure of Purchaser to implement any update provided by Vendor that would have prevented the Claim, (iv) unauthorized use of the Products, or (v) custom modifications, to the extent such custom modifications cause infringement that would not have occurred absent such custom modifications.

14.3  If Purchaser’s use of the Products is, or in Vendor’s or Purchaser’s reasonable judgment is likely to be, enjoined as the result of such a Claim (a), then Vendor, at its expense, shall either (i) procure for Purchaser the right to continue using such Products, or portion thereof, or (ii) modify or replace the Products in whole or in part to make it non-infringing with substantially the same performance, such choice of remedy to be at Vendor’s discretion. If the Parties determine that neither of the foregoing remedies under this Section are reasonably practicable, then Vendor shall refund to Purchaser the amounts paid by Purchaser to Vendor for the infringing Products.

14.4 An indemnitee may, at its own expense, assist in such defense or provide its own separate defense, provided that indemnitor shall control its defense and all negotiations relative to its settlement of any such Claim. An indemnitee shall promptly notify indemnitor in writing of any Claim which such indemnitee believes falls within the scope of this Section, but failure to give such prompt notice shall not relieve the obligations of indemnitor described in this Section 14 except to the extent the indemnitor is prejudiced by the failure to give prompt notice.

15. Force Majeure; Change in Law; Tariffs.

15.1 [XXX]

15.2  If a Force Majeure Event occurs, the claiming Party shall resume performance of its affected obligations under the applicable Purchase Order promptly after being able to do so, without any increase in the Purchase Price.

15.3 The non-claiming Party shall have the right to terminate an affected portion of Purchase Order upon written notice to the claiming Party, if the occurrence of a Force Majeure Event affecting the claiming Party’s performance thereunder of its obligations with respect to such Purchase Order actually causes delivery of the Products to occur after the Delivery Date. Upon such termination, (i) Purchaser shall pay Vendor for any Products delivered under such Purchase Order prior to the Delivery Date, (ii) Vendor shall refund to Purchaser any payments made for affected Products under such Purchase Order as of the date of such termination, and (iii) neither Party shall have any further liability for Products not delivered under such portion of Purchase Order as of the date of such termination.

15.4 Reserved.

15.5 [XXX]

15.6 If, in connection with the importation of the Products, Vendor is required to pay any antidumping or countervailing duties (aka “AD/CVD”) or cash deposits pursuant to any AD/CVD order in place as of the Effective Date or any investigation that began on or prior to the Effective Date, Vendor shall not be entitled to collect such deposits or duties from Purchaser; nor shall Vendor be obligated to pass on any refunds of cash deposits or duties received by Vendor from CBP, in each case, in respect of the importation of the Products.

15.7 Vendor shall be the “importer of record” with respect to the Products. Vendor shall provide the geographic locations as agreed in the Purchase Orders of all raw materials which means the ingot, wafer, cell, polysilicon and frame metal composing the Products originated before production.

15.8 In the event that there is a Change in Law or increase in tariffs or duties, Vendor may take actions including but not limited to, adjusting the origin of the Product or any component, adjusting the supply chain, modifying the assembly location, in order to avoid any increase in price; provided, that, any such change would not violate any Applicable Laws or the terms of this Agreement, including, without limitation, the Relevant Requirements and terms set forth in Section 30.

16. Intellectual Property Rights. Vendor and its affiliates retain any and all right, title and interest in and to any intellectual property rights held, owned or conceived by them that are used in the manufacture, design, redesign, designation, sale and marketing of the Products. All software, even if embedded in the Products, is licensed and not sold by Vendor. Vendor hereby grants to Purchaser and its successors and permitted assigns, for so long as any of them has any rights of ownership in or to the applicable project or the Products, a continuing, royalty-free, fully paid up, non-exclusive, transferable and irrevocable right and license, to use, operate, maintain, and repair the Products for its intended purpose in connection with the applicable project and, in the event that Purchaser is prevented from installing the Products at the applicable project, any other projects owned or developed by Purchaser or its affiliates in the United States. All rights not expressly granted under this Agreement are reserved.

17.  Entire Agreement; Amendment; Binding Effect. This Agreement supersedes all prior communications or understandings, oral or written, between Purchaser and Vendor except with regard to the Module Supply and Purchase Agreement between the Parties dated January 17, 2025 which applies only to the purchase order attached thereto and constitutes the entire agreement between the Parties with respect to the matters covered herein. This Agreement may be amended only in writing signed by the authorized representatives of each Party. Except as herein specifically provided, this Agreement shall not confer any rights or benefits on any third parties. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

18.  Waiver; Rights and Remedies Cumulative. Any failure by either Party to enforce strict performance by the other Party of any provision herein shall not constitute a waiver of the right to subsequently enforce such provision or any other provision of this Agreement. Except where otherwise specified, the rights and remedies under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies at law or in equity.

19.  Severability. In the event that any clause or provision of this Agreement or any part thereof becomes or shall be declared by a court of competent jurisdiction invalid, illegal, void, or unenforceable, this Agreement shall continue in full force and effect without said provisions, provided that no such severability shall be effective if it materially changes the benefits or obligations of either Party hereunder.

20.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to conflict of laws rules thereof. The Parties agree that any controversy, dispute or claim whatsoever arising out of or in connection with this Agreement or the breach thereof shall be subject to court resolution within the state and federal courts of California and the Parties agree to the exclusive jurisdiction of such courts.

21.  Attorney’s Fees. The prevailing Party in any litigation arising out of this Agreement shall be entitled to recover from the other Party all costs and expenses of such litigation including reasonable attorneys’ fees.

22.  Notices. Notices and other communications by either Party under this Agreement shall be deemed given when sent either by (i) personal delivery, (ii) postage prepaid registered or certified mail, return receipt requested, or (iii) nationally recognized courier service such as Federal Express, addressed to the Parties as follows, or to such other address as either of the Parties shall have provided to the other in writing pursuant to this Section:

If to Purchaser:

New Leaf Energy Buyer, Inc.

[XXX]

If to Vendor:

TOYO Solar Texas LLC

[XXX]

Provided however, notices pursuant to Sections 2 and 8 may be given via electronic transmission as set forth in Sections 2 and 8.

23.  No Partnership or Agency. The relationship of Vendor and Purchaser is and shall remain one of independent contracting parties, and nothing herein shall be deemed to create any partnership or joint venture, or constitute either Party the agent or representative of the other Party for any purpose.

24.  Assignment. Neither Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party, not to be unreasonably withheld; provided, however, that Purchaser may assign, or transfer its rights, duties or obligations without consent to either: (i) an entity that acquires all or substantially all of the business or assets of Purchaser to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise; (ii) any affiliate or wholly-owned subsidiary of Purchaser; (iii) the project owner, its successors and assigns; or (iv) its financing parties, as a collateral assignment or otherwise, on the understanding that, if such assignment is a collateral assignment, on enforcement of such collateral assignment by such financing parties, such financing parties (or their designee) may assume, or cause any purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure to assume, all of the interests, rights and obligations of Purchaser thereunder; provided, that any such assignee shall agree to be bound by the terms and conditions of the applicable Purchase Order (and effective upon such fully executed assumption by an assignee, Purchaser shall be relieved of its obligations under the applicable Purchase Order). Any attempted assignment in violation of this Section shall be void and unenforceable.

25.  Survival. Any obligations which expressly or by their nature are to continue after termination or expiration of this Agreement shall survive and remain in effect, including, but not limited to, the obligations of the Parties set forth in Sections 2, 14, 15 and 17.

26.  Headings. All section headings used in this Agreement are for convenience or reference only and in no way shall form a part of this Agreement or expand, limit, define or interpret the scope of this Agreement or any provision hereof.

27.  Other Purchaser Obligations.  Purchaser shall store, transport, handle, install and commission the Products in accordance with the requirements set forth in the installation manual and the packaging and transport information sheet will shall be provided by Vendor and attached to each Purchase Order. Purchaser shall maintain records of all Module performance test and monitoring results and, if requested by Vendor in order to trouble shoot or deal with technical or warranty issues, shall promptly provide Vendor with a copy of such records. Purchaser shall comply with applicable laws and regulations.

28.  Counterparts. This Agreement may be executed in identical counterparts each of which shall be deemed an original and all of which together shall constitute one instrument.

29.  Trade Compliance Laws.

29.1  Vendor hereby represents and warrants that: (i) Vendor, and its subsidiaries and affiliates are and have been in compliance with all economic, financial, or trade sanctions laws, regulations, embargoes, and restrictive measures (“Sanctions”) and laws, rules, and regulations relating to export controls or import restrictions (“Export/Import Laws”) administered by the United States government, the United Nations, the European Union or its Member States, the United Kingdom, or any other governmental authority that administers, enacts, or enforces Sanctions (“Sanctions Authorities”); (ii) neither Vendor nor any of its subsidiaries or affiliates, nor any of their respective directors, officers, agents, or representatives is, or is directly or indirectly owned or controlled by, one or more persons or entities that is (A) identified on any list of Sanctions designation maintained by any Sanctions Authority; (B) resident, operating, located, or organized in any country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions, which as of the date of this Agreement, comprise Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine (each a “Sanctioned Country”); (C) otherwise the target of any Sanctions (each of (A)-(C), a “Restricted Party”); and (iii) Vendor has not received notice of nor is Vendor otherwise aware of any claim, action, suit, investigation, inquiry, or other proceeding with respect to compliance with or potential liability with respect to any Sanctions or Export/Import Laws.

29.2  Vendor hereby represents and warrants that: (i) Vendor and its directors, officers, and employees are, and have at all times been, in compliance with applicable laws, rules, and regulations concerning or relating to anti-money laundering, terrorist financing, or financial recordkeeping including the Money Laundering Control Act of 1986, and the Uniting and Strengthening America by Providing Appropriate Tools to Restrict, Intercept, and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) (“Anti-Money Laundering Laws”); and (ii) Vendor has not received notice of nor is Vendor otherwise aware of any claim, action, suit, investigation, inquiry, or other proceeding with respect to compliance with or potential liability with respect to any Anti-Money Laundering Laws.

29.3  Vendor hereby represents and warrants that: (i) Vendor and its directors, officers, and employees are, and have at all times been, in compliance with applicable laws, rules, and regulations concerning or relating to anti-bribery, anti-corruption and anti-kickback matters in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any similar Laws (“Anti-Corruption Laws”); and (ii) Vendor has not received notice of nor is Vendor otherwise aware of any claim, action, suit, inquiry, investigation, or other proceeding with respect to compliance with or potential liability with respect to any Anti-Corruption Laws.

29.4  Vendor hereby represents and warrants to Purchaser that Vendor maintains policies and procedures reasonably designed to ensure compliance with Sanctions, Export/Import Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws.

29.5  Vendor shall not, and shall not permit or authorize any of its subsidiaries, affiliates, officers, directors, employees, agents, or representatives to, directly or indirectly: (i) conduct any business or engage in any transaction or dealing with or for the benefit of any Restricted Party; (ii) engage in any transaction, activity, or conduct that violates, or causes any Party to this Agreement to violate, any Sanctions, Export/Import Laws, Anti-Money Laundering Laws, or Anti-Corruption Laws, or that could reasonably be expected to result in any person becoming a Restricted Party.

29.6  [XXX].

29.7  [XXX].

30.  Forced Labor.

(a)	Vendor hereby represents and warrants to Purchaser that: Vendor shall not engage in the unlawful exploitation of workers (i.e., forced or involuntary labor, including child labor)., and Vendor hereby represents and warrants to the best of its knowledge that the Products sold hereunder contain no components or materials manufactured using forced or involuntary labor. Vendor shall not procure goods and/or services from any entity subject to a withhold release order and/or listed on the entity list maintained under the UFLPA as of the effective date of the applicable Purchase Order and/or at the time of importation of the Products. Vendor shall not employ any person under the minimum legal age for employment as prescribed by the applicable governmental authority and such employment shall otherwise be compliant with all applicable laws of the local governmental authorities having jurisdiction over such employees. Vendor has committed to developing a process to help ensure that the solar supply chain is free of forced labor and to support the development of an industry-led solar supply chain traceability protocol as a tool for identifying the source of primary raw materials and inputs and tracking their incorporation into finished products, including solar modules. Vendor represents and warrants that no portion of the Products (including any of its components and materials) was extracted, mined, produced, manufactured, assembled or processed using any form of convict, indentured or forced labor, including forced or indentured child labor (“Forced Labor”). Without limiting any other obligation of Vendor hereunder, Vendor shall not, and shall ensure that its affiliates, suppliers, subcontractors, and other business partners involved in the extraction, mining, production, processing, assembly or manufacturing of the Products or any of its components or materials or (ii) cause or permit the Products (including any of its components and materials) to originate from, or be extracted, mined, produced, manufactured, assembled or processed in a region associated with Forced Labor, including the Xinjiang Uyghur Autonomous Region in the People’s Republic of China. In the event of a Forced Labor Detention, Vendor shall promptly provide the USCBP with any and all documentation that is requested to prove the Products are not manufactured with Forced Labor.

(b)	In addition to any other rights and remedies Purchaser may have under this Agreement or at law or in equity, Vendor’s breach of this representations and warranties in Section 30(a) shall entitle Purchaser to (i) immediately terminate this Agreement and any Purchase Order without any liability or further obligation to Vendor and such termination shall not be subject to Section 11.6 or any conditions contained therein and Vendor shall refund Purchaser any amounts paid by Purchaser under any Purchase Orders that were terminated including any down payments or initial deposits (even if such deposits are marked non-refundable); provided that Vendor shall be entitled to a termination fee of 5% of the Purchase Price; and/or (ii) require Vendor to implement corrective measures in accordance with and within the time set forth in a corrective action plan, which plan shall be provided by Vendor in form and substance satisfactory to Purchaser within two (2) weeks following written demand from Purchaser. Purchaser shall have the right to suspend any or all deliveries of Products while Vendor implements the corrective measures set forth in the corrective action plan. To the extent Purchaser elects subsection (ii) above and if Vendor does not implement the corrective measures in accordance with the corrective action plan to the satisfaction of Purchaser with the required time period, or if Vendor fails to provide the corrective action plan as and when required in this Section, then Purchaser may immediately terminate this Agreement and any Purchase Order without any liability or further obligation to Vendor, such termination shall not be subject to Section 11.5 or any conditions contained therein and Vendor shall refund Purchaser any amounts paid by Purchaser under any Purchase Orders that were terminated, including any down payments or initial deposits (even if such deposits are marked non-refundable); provided that Vendor shall be entitled to a termination fee of 5% of the Purchase Price.

(c)	[XXX].

(d)	[XXX].

(e)	In connection with each batch shipment for any Purchase Order and upon Purchaser’s request, Vendor agrees to promptly provide documentation, for 3PCS of any batch shipment randomly selected by Purchaser, to Purchaser containing the following information: (i) the origin of any and all main raw materials extracted, mined, produced, manufactured, processed, included or used in connection with each applicable Product; and (ii) the applicable address of the factory, warehouse, processing facility and/or mine for each applicable raw material. To the extent Vendor cannot, using commercially reasonable efforts, provide the address of a factory, warehouse, processing facility and/or mine, Vendor shall provide Purchaser with the city, state and country in which the applicable factory, warehouse, processing facility and/or mine is located and the entity providing such raw material to Vendor.

31.  Anti-Discrimination and Anti-Harassment Commitment. Vendor shall exert best efforts to create and maintain a workplace environment that is free from discrimination and harassment on the basis of race, color, national origin, sex, gender identity, sexual orientation, religion, creed, physical, sensory, or mental disabilities, age, political opinion, pregnancy status, citizenship, migrant status, veteran status, ethnicity, ancestry, caste, marital or family status, or any other legally protected statuses in all aspects of employment, including but not limited to recruitment, job applications, promotions, job assignments, training, wages, benefits, and termination procedures. Vendor is committed to treating all workers with respect and dignity and shall use best efforts to prevent and not engage in or condone any acts of violence, harassment, abuse, or coercion, whether physical, verbal, sexual, psychological, or any form of cruel, inhuman, or degrading treatment. This includes but is not limited to threats of violence, corporal punishment, mental coercion, sexual harassment, gender-based violence, and imposing unreasonable restrictions on entering or exiting work and residential facilities, arbitrary arrest or detention, or any other forms of intimidation.

32.  Product, Manufacturing and Quality Specifications and Requirements.

Application of Section 32

This Section 32 shall apply to any Purchase Orders that include the words, “Section 32 shall apply to this Purchase Order,” that are then confirmed and approved in writing by Vendor.

Document Purpose

The purpose of this Section 32 is to describe the Product, Manufacturing and Quality Requirements that will apply to all Products produced by Vendor and delivered to the Purchaser, including the respective obligations for both Parties.

It is designed to ensure that both the Purchaser and Vendor understand and agree on the technical diligence and quality criteria that will be applied to the Products and the processes that will be put in place to verify compliance to the agreed criteria.

The goal is to ensure that Products meet the long-term field safety, reliability and performance expectations of the Purchaser, which is in the mutual interest of both the Purchaser and the Vendor.

General Requirements

The Purchaser will use an independent third party, as technical advisor (“Factory Inspector”), as its representative to manage the technical diligence and quality assurance requirements contained in this Section 32.

Vendor’s General Responsibilities

The Vendor will provide a single focal point for management, coordination and implementation of requirements and criteria with the Purchaser and any service providers hired to work on behalf of the Purchaser.

Specifications

Purchaser will only accept new build Vendor’s Products that have been independently quality-assured by the Factory Inspector as detailed in this Section 32.

Purchaser will not accept Vendor’s Products from stock or inventory. Purchaser will also not accept any Products that have been repaired or re-worked (either prior to or during production). Products are considered as having been re-worked if any construction changes are made to the finished Product (e.g. removal and replacement of cells, EVA or back-skin). Re-work of Product assemblies prior to lamination is not considered re-work for the purposes of this Section 32.

Production in the approved facilities list certified by CSA (institution to issue a satisfactory certificates) is allowed.

Purchaser will only accept Vendor Products manufactured in facilities and assembled in workshops which have passed a Pre-Production Audit (“Approved Workshops”) as long as:

a.	Corrective actions are taken by the Vendor in the Approved Workshops to mitigate any critical or major risks identified by Factory Inspector during the Pre- Production Factory;

b.	The Vendor completes the implementation of corrective actions before production starts;

c.	Factory Inspector, if requested by the Purchaser, may verify that corrective actions taken by the Vendor have successfully mitigated the identified risks before production starts; and

d.	If the Vendor does not pass any Pre-Production Audit or does not successfully implement all corrective actions to the satisfaction of the Purchaser, the Purchaser will require the Vendor to, within fourteen (14) days of receipt of notice of the failure to implement all corrective actions, the Vendor will either:

a.	Implement the outstanding corrective actions, which are reasonable and accepted by the Vendor, before production start; or

b.	Propose further changes to the manufacturing process, Product materials or design to mitigate the outstanding risk(s); or

c.	Propose changes in the quality assurance plan for the project to mitigate the outstanding risk(s).

Products must be assembled on pallets with Products of only one power class, per pallet. Mixed pallets are not permitted. Each pallet must be clearly labeled with the power class.

Quality Assurance: The Parties hereby agree to negotiate in good faith to incorporate Exhibit F into this Agreement after the Effective Date. In the event that the Parties cannot reach an agreement on the terms of Exhibit F, the Parties shall retain a mutually acceptable third party to serve as a technical advisor for the purpose of finalizing Exhibit F. The technical advisor shall have the authority to make the final determination regarding the terms of Exhibit F, which shall be binding upon the Parties..

33.  Financing Cooperation and Cure Rights.

(a) Purchaser shall have the right upon written notice to Vendor to collaterally assign a Purchase Order without the consent of Vendor to its Financing Parties; provided, however, that, on enforcement of such collateral assignment by such Financing Parties (or their Affiliates), such Financing Parties may (but are not obligated to) assume, or cause any purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure to assume, all (but not less than all) of the interests, rights and obligations of Purchaser thereunder. Vendor shall execute and provide such documents as Purchaser or its Financing Parties may reasonably request in connection with Purchaser’s efforts to obtain and maintain such financing, including, without limitation, collateral assignment agreements, consents, estoppels and legal opinions.

(b) Notwithstanding any provisions herein to the contrary, Vendor’s right to exercise the option to terminate a Purchase Order pursuant to the terms and conditions hereof is subject to Vendor’s first delivering to the Financing Parties, simultaneously with delivery thereof to Purchaser, notice of Purchaser’s failure to cure the default and Vendor’s intent to terminate as a result thereof. Each Financing Party shall have the option, but not the obligation, to cure any Purchaser Event of Default within (i) an additional seven (7) business days thereafter if it is a payment default or (ii) an additional ten (10) business days thereafter if it is anything other than a payment default and/or, such additional time consented to by Vendor and reasonably necessary to cure such failure, and further provided that such Financing Party promptly commences and diligently thereafter pursues such cure. If a Financing Party desires to cause their designee to assume a Purchase Order, they shall provide notice to that effect within the foregoing applicable period after receipt of Vendor’s notice to the Financing Parties of Purchaser’s failure to cure the default and Vendor’s intent to terminate such Purchase Order. In either such case, Vendor’s right to terminate a Purchase Order shall be of no further force and effect upon the cure by the Financing Parties of such default or receipt by Vendor of such notice from the Financing Parties of its intent to have such Purchase Order assumed, provided such assumption and cure takes place within the period set forth above and provided, further, that the Financing Party or the assuming party, as applicable, provides Vendor with assurances reasonably satisfactory to Vendor of the ability of the Financing Party, or such assuming party, as applicable, to pay and perform the obligations of Purchaser hereunder and, upon such assumption, Purchaser shall be released from all obligations or liability under the applicable Purchase Order. The provisions of this Section shall be subject to any consent or similar agreement entered into by Vendor and Purchaser with a Financing Party.

(c) “Financing Party” shall mean any and all persons other than a Party or their respective Affiliates that (i) provide senior or subordinated debt, lease or equity financing (including, tax equity financing) or refinancing in support of a project company; or (ii) provide letters of credit, guarantees, insurance or other credit support to Purchaser or an Affiliate of Purchaser, in each case, in connection with a solar project incorporating the Products. “Affiliate” means with respect to any person, any other person controlling, controlled by or under common control with such first person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the right and power, directly or indirectly through one or more intermediaries, to direct or cause the direction of substantially all of the management and policies of a person through ownership of voting securities or by contract, including, but not limited to, the right to fifty percent (50%) or more of the capital or profits of a partnership or, alternatively, ownership of fifty percent (50%) or more of the voting stock of a corporation.

34.  Miscellaneous.

a. Purchaser and Vendor shall comply with all applicable anti-corruption and bribery laws and regulations including but not limited to the Foreign Corrupt Practices Act of 1977 of the United States of America, and the Bribery Act 2010 of the United Kingdom, anti-money laundering, anti-terrorist financing and other relevant laws and regulations, including applicable international sanctions and other measures in relevant jurisdictions (the “Relevant Requirements”). Purchaser and Vendor shall have and will continue to maintain in place throughout the term of this Agreement adequate policies and procedures to ensure compliance with the Relevant Requirements and will enforce them where appropriate. Each Party shall promptly notify the other Party of any violation of representation, warranty, undertaking or Relevant Requirements set forth in this Agreement.

b. Each Party shall promptly report to the other Party any request or demand received by such Party from a third party for any undue financial or other advantage in connection with the performance of this Agreement and any Purchase Order.

c. Each Party shall ensure that no government official holds a direct or indirect interest in such Party or acts as such Party’s officers or employees as of the Effective Date and immediately notify the other Party in writing if a government official becomes an officer or employee of such Party or acquires a direct or indirect interest in such Party.

d. Purchaser and Vendor shall ensure that any persons associated with it who is performing services in connection with this Agreement does so only on the basis of a written contract which imposes on and secures from such person terms equivalent to those imposed on Purchaser and Vendor by this Section (the “Relevant Terms”). Purchaser and Vendor shall be responsible for the observance and performance by such persons of the Relevant Terms and shall be directly liable to the other Party for any breach by such persons of any of the Relevant Terms.

e. Each Party represents and warrants to the other Party that to its knowledge, neither it nor its employees, representatives, affiliates or agents has provided, offered, gifted or promised, directly or indirectly, anything of value to any government officials, political party or candidate for government office, nor provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any government official, political party or candidate for government office, for the purpose of:

(i) influencing any act or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of such Party; or

(ii) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist such Party in obtaining or retaining business for or with, or directing business to, any person.

f. Vendor shall ensure full compliance with, at all times, and warrants that the Products upon delivery to the Initial Delivery Location and Ultimate Delivery Location adhere strictly to all specifications delineated in the Purchase Order, as well as conform to applicable state and federal regulations, standards, and codes. This includes, but is not limited to, adherence to regulations concerning the design, production, transportation, importation, and delivery of the Products, alongside compliance with laws and standards regarding occupational safety, working conditions, health standards, and the management of hazardous and toxic substances, as well as environmental protection. Furthermore, Vendor is obligated to actively pursue the reduction of environmental harm by minimizing negative environmental impacts. This includes efforts to decrease energy consumption, air emissions, greenhouse gas emissions, waste generation, water usage, pollution, and the use of hazardous materials. Vendor is also committed to fostering environmental sustainability through the implementation of environmental due diligence processes and the integration of sustainable practices into their operational and supply chain management strategies.

g. Prior to commencement of delivery of any Products to the Initial Delivery Location under a Purchase Order, Vendor shall maintain or cause to be maintained until the earlier of termination of such Purchase Order or Vendor’s delivery of all Products thereunder, at Vendor’s sole cost and expense, the insurance policies described in Exhibit G.

h. Vendor acknowledges and agrees that Exhibit H is hereby incorporated into this Agreement.

[Signature Page on Next Page]

IN WITNESS WHEREOF, the Parties have hereto caused this Agreement to be duly executed by their respective authorized representatives below.

New Leaf Energy Buyer, Inc.

By:	/s/ Dan Berwick
Name:	Dan Berwick
Title:	CEO
Date:	07/02/2025

TOYO Solar Texas LLC

By:	/s/ JunSei Ryu
Name:	JunSei Ryu
Title:	President
Date:	07/02/2025